EMPLOYMENT AGREEMENT

AGREEMENT, dated as of May 5, 2005 (“Effective Date”) by and between PLATO Learning, Inc., a Delaware corporation headquartered in Minneapolis, Minnesota (the “Company”), and James T. Lynn (“Executive”).

WITNESSETH THAT:

WHEREAS, the Company wishes to offer Executive employment and Executive wishes to accept employment from the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Company and Executive hereby agree as follows:

1.	Employment. The Company hereby agrees to employ Executive to perform the duties set forth in Section 3 hereof, and Executive hereby accepts such employment, on the terms and conditions of this Agreement.

2.	Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall end on May 5, 2007, subject to earlier termination pursuant to Section 6. On May 5, 2007 and on each May 5 thereafter, unless earlier terminated pursuant to Section 6, the Term will be automatically extended for an additional one (1) year, unless either party gives written notice not to extend the Term hereof at least forty-five (45) days prior to the date such extension would be effective. Notwithstanding anything contained herein to the contrary, in the event of a Change in Control (as such term is defined in Appendix A), the Term shall be automatically extended until the second anniversary of the Change in Control.

3.	Duties. Executive will serve as the Company’s Vice President — Chief Technology Officer, with the responsibilities and duties customarily associated with that position, and any other consistent responsibilities and duties assigned or delegated to Executive by the Board of Directors of the Company (the “Board”) or the Company’s Chief Executive Officer.

4.	Time Commitment. Executive will devote Executive’s time, attention and energies to the performance of his duties and responsibilities under this Agreement. Executive may not be associated with, consult, advise, work for, be employed by, contract with, or otherwise devote any of Executive’s time to the pursuit of any other work or business activities that may interfere with the performance of such duties and responsibilities. The foregoing shall not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any way with the business of the Company; and provided further that, Executive cannot serve on the board of directors of more than one publicly-traded company without the written consent of the Board. The time involved in such activities shall not be treated as vacation time. Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

5.	Compensation and Benefits. The Company will pay the following compensation to Executive in full consideration for performance of his services hereunder, payable in regular installments in accordance with the Company’s usual payroll policies and procedures.

(a)	Salary. Executive will receive an annual salary of Two Hundred Fifteen Thousand Dollars ($215,000). The Board or the Compensation Committee of the Board will review Executive’s salary at least annually. Executive’s salary will not be reduced, and after any increase the term “salary” for purposes of this Agreement shall refer to Executive’s annual salary as most recently increased.

(b)	Bonus Compensation. Executive will be eligible to participate in the Company’s executive incentive plan as established each year by the Board of Directors or Compensation Committee of the Board. Executive’s target bonus for fiscal 2005 is set forth in the Company’s Fiscal 2005 Executive Annual Incentive Plan.

(c) Stock Options.

(i)	On the Effective Date, the Company shall grant Executive an option under the Company’s 2002 Stock Plan to purchase 90,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value on the date of grant. Such option will vest at the rate of one-third of the shares covered by such option on each of the first three anniversaries of the date of grant and shall be exercisable for a period of eight years from the date of grant, provided Executive continues to be employed by the Company.

(ii)	Executive shall be eligible to receive grants of stock options and restricted shares of the Company’s common stock based on the achievement level by the Company of the goals set forth in the Company’s Fiscal 2005 Executive Long-Term Incentive Stock Plan. Such options and restricted shares, if granted, will vest at the rate of one-third of the shares covered by such option or restricted share grant, as applicable, on each of the first three anniversaries of the date of grant, provided Executive continues to be employed by the Company. Such options shall be exercisable for a period of eight years from the date of grant.

Notwithstanding any other provisions as outlined in the Company’s 2002 Stock Plan, and unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, upon a Change in Control the initial grant of options to purchase 90,000 shares pursuant to Section 5(c)(i) and any additional stock options or restricted shares granted during the initial two-year term of this Agreement will become immediately exercisable, and will remain exercisable throughout their entire term. Any stock options or restricted shares granted after the initial two-year term of this Agreement will be subject to such provisions relating to change in control as are set forth in the plan under which such stock options or restricted shares are granted at the time of grant. All options to purchase shares of the Company’s common stock shall be evidenced by the Company’s standard form of stock option agreement, and all grants of restricted share of the Company’s common stock shall be evidenced by the Company’s standard form of restricted stock agreement. All options and grants or restricted shares shall be subject to the terms and conditions of the Company’s 2002 Stock Plan.

(d)	Benefits. Executive shall be entitled to five (5) weeks of vacation each year, which shall be accrued on a prorated basis of each payroll period. Executive shall be eligible to participate in such group life insurance, major medical, and other employee benefit plans and programs (collectively “Benefit Plans”) as established by the Company, in accordance with the applicable terms and conditions of such Benefit Plans (including the requirements of the Benefit Plans for participation). The benefits under the Benefit Plans available to Executive shall be no less favorable than those available to other senior executives of the Company, excluding the Company’s Chief Executive Officer.

(e)	Relocations Expenses. The Company will pay or reimburse you, upon submission by Executive of appropriate documentation in accordance with the Company’s expense reimbursement policy, for the following expenses related to Executive relocating to the Twin Cities area: all reasonable expenses related to movement of household goods; storage for an interim period of two months; house hunting expenses for two trips not to exceed three days each; temporary living expenses up to two months; interim home travel every other weekend for up to two months; miscellaneous expense payment of $5,000; and closing costs on a new residence in the Twin Cities area.

(f)	Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of his services hereunder upon submission by Executive of appropriate documentation in accordance with the Company’s expense reimbursement policy.

6. Termination.

(a)	Death or Disability. This Agreement and Executive’s employment shall be terminated immediately upon Executive’s death. In the event of Executive’s Disability, this Agreement and Executive’s employment shall be terminated thirty (30) days after the Company gives written notice to Executive, unless Executive has returned to the substantial performance of his duties on a full-time basis. For purposes of this Agreement, “Disability” means that as a result of physical or mental incapacity Executive is unable for a period of 120 consecutive days during any consecutive 180-day period to perform his duties hereunder on a full-time basis.

Upon termination by reason of Death or Disability, Executive shall be entitled only to accrued but unpaid salary through the date of termination, together with any other benefit or payment provided under the Company’s plans, policies or programs in accordance with their terms (collectively, “Accrued Obligations”).

(b)	Cause or Without Good Reason. The Company may terminate this Agreement and Executive’s employment for Cause (as defined in paragraph (d) of this Section) upon ten (10) day’s prior written notice to Executive. Executive may terminate the Agreement and his employment without Good Reason (as defined in paragraph (d) of this Section) upon thirty (30) days’ prior written notice to the Company.

Upon termination for Cause or without Good Reason, Executive shall be entitled only to the Accrued Obligations.

(c)	Good Reason; Without Cause. Executive may terminate this Agreement and his employment for Good Reason upon thirty (30) days’ prior written notice to the Company. The Company may terminate this Agreement and Executive’s employment without Cause upon thirty (30) days’ prior written notice to Executive.

Upon termination for Good Reason or without Cause, Executive shall be entitled to:

(i) the Accrued Obligations;

(ii)	a lump sum severance payment equal to the higher of (x) one (1) times Executive’s annual salary in effect on the termination date (without regard to any reduction in salary referred to in clause (ii) of the definition of Good Reason) or (y) Executive’s salary for the duration of the remaining term pursuant to this Agreement, which shall be paid to Executive within ten (10) business days following such termination; and

(iii)	continuation of health and other welfare benefits (including life, accident and disability benefits) to Executive and his spouse and dependents under the Benefit Plans in which they participated on the date of Executive’s termination, for twelve (12) months following the date of Executive’s termination on substantially the same terms and conditions (including contributions by Executive) as in effect immediately prior to Executive’s termination; provided, that the Company’s obligation to provide such health or other welfare benefit shall cease with respect to such benefit at the time Executive becomes eligible to participate in a group plan of another employer providing comparable benefits in the aggregate.

To the extent that the health and other welfare benefits referred to in clause (iii) above cannot be provided after termination of employment under applicable law or the terms of the Benefit Plans then in effect (and cannot be provided through the Company’s paying the applicable premium for Executive under COBRA), the Company shall pay to Executive such amount as is necessary to provide Executive, on an after-tax basis, with an amount equal to the cost of acquiring, for Executive and his spouse and dependents, (on a non-group basis) those health and other welfare benefits that would otherwise be lost to Executive and his spouse and dependents as a result of Executive’s termination.

(d)	Definitions. For the purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	indictment or plea of guilty or nolo contendere involving any felony or gross misdemeanor involving dishonesty, fraud, or breach of trust under any law of the United States or any State thereof;

(ii)	willful engagement in any conduct or gross negligence that in either case materially injures the Company or any of its subsidiaries; or

(iii)	willful and substantial nonperformance of assigned duties, provided that such nonperformance has continued more than ten days after the Company has given written notice of such nonperformance and of its intention to terminate Executive’s employment because of such nonperformance.

For purpose of this Agreement “Good Reason” shall exist if the Company, without Executive’s written consent:

(i)	materially reduces the nature, scope, level or extent of Executive’s responsibilities;

(ii) reduces Executive’s salary;

(iii)	gives written notice to the Executive pursuant to Section 2 not to extend the Term of this Agreement; or

(iv)	relocates Executive’s principal business office to a location which is more than fifty (50) miles from both (A) Executive’s principal business office immediately prior to such relocation and (B) Executive’s principal place of residence at the time of such relocation.

(e)	Conditions. Executive’s eligibility to receive the payment and benefits under this Section is conditioned on (i) his compliance with the provisions of Section 8 of this Agreement and (ii) his execution of a general release and waiver of all claims against the Company and its directors, officers and subsidiaries, in a reasonable and customary form prepared by the Company.

(f)	Right of Recapture. In the event that (x) within one (1) year after termination of this Agreement and Executive’s employment for any reason the Company determines that prior to such termination he engaged in any activity which would have constituted a basis for termination by the Company for Cause while employed by the Company or (y) Executive breaches the restrictive covenants of Section 8, then:

(i)	the Company shall have no further obligations to pay the lump sum severance payment or to continue providing Executive and his spouse and dependents with health and other welfare benefits, as provided in paragraph (c) above, if such termination was by the Company without Cause or by Executive for Good Reason;

(ii)	upon written notice to Executive from the Company, Executive shall pay to the Company within ten (10) business days any lump severance payment received by Executive pursuant to paragraph (c) above, and

(iii)	if Executive has exercised any stock options granted to him by the Company, Executive shall pay to the Company within ten (10) business days after written notice from the Company the difference between (A) the aggregate fair market value on the date (or dates) of exercise of the shares subject to stock options which were exercised by Executive on or after the date which is one (1) year prior to Executive’s termination of employment and (B) the aggregate exercise price of such stock options.

If Executive disputes the exercise by the Company of any rights under this Section 6(f), Executive shall have the right to submit such dispute to arbitration in accordance with Section 13(e). Notwithstanding anything contained herein, this paragraph shall not apply to any breach of the provisions of Section 8(a) unless there has been substantial damage to the Company. For purposes of this paragraph, “fair market value” on any date means the per share closing price of the Company’s common stock on the Nasdaq Stock Market on that date (or, if there was no reported closing price on that date, on the last preceding date on which the closing price was reported) or, if the Company is not then listed on the Nasdaq Stock Market, as determined by the Board in good faith.

7. Change in Control.

(a)	Retention Bonus. In the event that Executive’s employment continues for two (2) years after a Change in Control (as such term is defined in Appendix A), Executive shall be entitled to a lump sum cash retention bonus equal to one (1) times Executive’s annual salary then in effect. Such retention bonus shall be paid to Executive within ten (10) business days following the second anniversary of the Change in Control.

(b)	Severance Payment and Benefits. In the event that Executive’s employment is terminated less than two (2) years after a Change in Control by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to the same rights, payments and benefits as provided in paragraph (c) of Section 6, except that the amount of the lump sum severance payment shall be equal to the higher of (x) one (1) times Executive’s annual salary in effect on the termination date (without regard to any reduction in salary referred to in clause (ii) of the definition of Good Reason) or (y) Executive’s salary for the duration of the remaining term pursuant to this Agreement.

For purposes of this Section, Good Reason shall also include the Company’s failure without Executive’s written consent to continue in effect any incentive or bonus plan, or Benefit Plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent compensation and benefits in the aggregate (and, with respect to life insurance, major medical and other employee welfare benefit plans, at a substantially equivalent cost).

(c)	Reduction of Payment. If, as provided in Appendix B, Executive would otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the amounts payable under this Agreement shall be reduced as provided in Appendix B.

(d)	Legal Fees. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company after a Change in Control or involving the failure or refusal of the Company to perform fully in accordance with the terms of this Section, the Company shall reimburse Executive for all reasonable legal fees and related expenses, if any, incurred by Executive in connection with such contest or dispute if a court of competent jurisdiction or an arbitration panel substantially upholds Executive’s position.

8. Restrictive Covenants.

(a)	Confidentiality. Executive agrees not to directly or indirectly, without the Company’s prior written consent:

(i)	use or disclose, for the benefit of any person, firm or entity other than the Company and its subsidiaries, the Confidential Business Information of the Company or any of its subsidiaries;

(ii)	distribute or disseminate in any way to any person, firm or entity anyone other than the Company and its subsidiaries, any Confidential Business Information in any form whatsoever;

(iii)	copy any Confidential Business Information other than for use by the Company or any of its subsidiaries;

(iv)	remove any Confidential Business Information from the premises of the Company;

(v) fail to safeguard all confidential documents; and

(vi)	copy any confidential documents belonging to any of the Company’s customers.

For purposes of this Agreement, “Confidential Business Information” means information or material that is not generally available to or used by others or the utility or value of which is not generally known or recognized as a standard practice, whether or not the underlying details are in the public domain, including but not limited to its computerized and manual systems, procedures, reports, client lists, review criteria and methods, financial methods and practices, plans, pricing and marketing techniques, business methods and procedures and other valuable and proprietary information relating to the pricing, marketing, design, manufacture and formulation of educational software, as well as information regarding the past, present and prospective clients of the Company or any of its subsidiaries, and their particular needs and requirements, and their own confidential information.

Upon termination of employment under this Agreement for any reason, Executive agrees to return to the Company all policy and procedure manuals, records, notes, data, memoranda, and reports of any nature (including computerized and electronically stored information) which are in Executive’s possession and/or control which relate to (i) the Confidential Business Information of the Company or any of its subsidiaries, (ii) the business activities or facilities of the Company or its past, present, or prospective clients.

(b)	Non-Compete. During the period of Executive’s employment and for a period of one (1) year following termination of this Agreement and Executive’s employment for any reason (the “Restricted Period”), Executive will not directly or indirectly, on his behalf, or as a partner, officer, director, trustee, member, employee, or otherwise, within the United States or in any foreign market in which Executive was engaged in activities on behalf of the Company or any of its subsidiaries, own, engage in or participate in, in any way, any business that is similar to or competitive with any actual or planned business activity engaged in or planned by the Company or any of its subsidiaries at the time the employment under this Agreement was terminated. However, this Agreement shall not prohibit ownership by Executive of up to 2% of the shares of stock of any corporation the stock of which is listed on a national securities exchange or is traded in the over-the-counter market.

(c)	Non-Solicitation. During the Restricted Period, Executive will not directly or indirectly, for the purpose of selling services and/or products provided or planned by the Company or any of its subsidiaries at the time the employment under this Agreement was terminated, call upon, solicit or divert any actual customer or prospective customer of the Company or any of its subsidiaries, unless employed by the Company to do so. An actual customer, for purposes of this Section, is any customer to whom the Company or any of its subsidiaries has provided services and/or products within one year prior to Executive’s termination of employment under this Agreement. A prospective customer, for purposes of this Section, is any prospective customer to whom the Company or any of its subsidiaries sought to provide services and/or products within one year prior to the date of Executive’s termination of employment under this Agreement when Executive had knowledge of or was involved in such solicitation.

Executive further agrees that during the Restricted Period Executive shall not directly or indirectly induce any person to leave the employ of the Company or any of its subsidiaries, or solicit any person who is currently or was an employee of the Company or any of its subsidiaries at any time during the twelve months prior to Executive’s termination of employment under this Agreement.

(d)	Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

9.	Remedies. In the event Executive breaches or threatens to breach any provision of Section 8 of this Agreement, the Company shall, in addition to the provisions of Section 6(f) be entitled to injunctive relief, enjoining or restraining such breach or threatened breach. Executive acknowledges that the Company’s remedy at law is inadequate and that the Company and its subsidiaries will suffer irreparable injury if such conduct is not prohibited.

Executive further agrees that the covenants contained in Section 8 shall be construed as separate and independent of other provisions of this Agreement and the existence of any claim by Executive against the Company or any of its subsidiaries, except for a claim that Executive was terminated without Cause or terminated his employment for Good Reason, shall not constitute a defense to the enforcement by the Company of either Section 8 or this Section.

10.	Property Rights. All discoveries, designs, improvements, ideas, inventions, intellectual property, creations, and works of art, whether or not patentable or subject to copyright, relating to the business of the Company or any of its subsidiaries, or its clients, conceived, developed or made by Executive during employment under this Agreement, either solely or jointly with others (hereafter “Developments”) shall automatically become the sole property of the Company. Executive shall immediately disclose to the Company all such Developments and shall, without additional compensation, execute all assignments, application or any other documents deemed necessary by the Company to perfect the Company’s rights therein. These obligations shall continue throughout the Restricted Period under this Agreement with respect to Developments conceived, developed or made by Executive during the period of employment under this Agreement.

The Company acknowledges and agrees that the provisions of this section shall not apply to inventions or for which no equipment, supplies, facility or trade secret information of the Company or its clients were used by Executive and which were developed entirely on Executive’s own time unless (a) such inventions relate (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) such inventions result from any work performed by Executive for the Company.

11.	Assignments. Neither party shall have the right or power to assign any rights or duties under this Agreement without the written consent of the other party, provided, however, that the Company shall have the right to assign this Agreement without consent pursuant to any corporate reorganization, merger, or other transaction involving a Change in Control of the Company or any of its subsidiary companies. Any attempted assignment in breach of this Section shall be void.

If Executive performs services and duties for any subsidiary or other affiliated entity of the Company, then the provisions of Sections 8 and 9 shall apply to the confidential information and business activities, property rights, clients, and employees of that subsidiary or other entity.

12.	Severability. Each section, paragraph, clause, sub-clause and provision (collectively “Provisions”) of this Agreement shall be severable from each of the others, and if for any reason any section, paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other Provision hereof.

13. Miscellaneous.

(a)	This Agreement (including the appendices) contains the entire agreement of the parties with respect to the employment of Executive and supersedes all prior agreements, provisions, covenants, arrangements, communications, representations or warrantees, whether written or oral, by any officer, employee or representative of any party with respect to the subject matter of this Agreement.

(b)	Failure on the part of either party to insist upon strict compliance by the other with respect to any of the terms, covenants and conditions hereof, shall not be deemed a subsequent waiver of such term, covenant or condition.

(c)	The provisions of any section containing a continuing obligation after termination shall survive such termination whether with or without Cause and even if occasioned by the Company’s breach or wrongful termination.

(d)	This Agreement may not be modified except in a written amendment signed by the parties.

(e)	Except for action by the Company to enforce the restrictive covenants of Section 8, any dispute, controversy or difference that may arise between the parties hereto out of or in relation to or in connection with this Agreement or for the breach thereof which cannot be settled amicably by the parties within thirty (30) days shall be finally and exclusively settled by arbitration in Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrator shall have discretion to award the prevailing party reasonable attorney’s fees, subject to Section 7(d). In the event of litigation under this Agreement, the court shall have discretion to award the prevailing party reasonable attorney’s fees, subject to Section 7(d).

(f)	The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof. Each party has cooperated in the preparation of this Agreement. As a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

(g)	All forms of compensation referred to in this Agreement are subject to reduction to reflect withholding for applicable income, payroll and other taxes.

14.	Governing Law. It is the intention of the parties hereto that all questions with respect to the construction, formation, and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Minnesota. The parties hereto submit to the jurisdiction and venue of the courts of Hennepin County, Minnesota in respect to any dispute arising out of this agreement.

15.	Insurance. For the period from the date hereof through at least the fifth anniversary of Executive’s termination of employment from the Company, the Company agrees to maintain Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals.

16.	Notices. Any notice required pursuant to this Agreement will be in writing and will be deemed given upon the earlier of (i) delivery thereof, if by hand, (ii) five (5) business days after mailing if sent by mail (registered or certified mail, postage prepaid, return receipt requested), (iii) the next business day after deposit if sent by a recognized overnight delivery service, or (iv) upon transmission if sent by facsimile transmission or by electronic mail, with return notification (provided that any notice sent by facsimile or electronic mail shall also promptly be sent by one of the means described in clauses (i) through (iii) of this Section. All notices will be addressed as follows or to such other address as a party may identify in a written notice to the other party:

to the Company:	PLATO Learning, Inc. Attn: Chief Executive Officer 10801 Nesbitt Avenue South Bloomington, MN 55437-3109

to Executive:	Mr. James T. Lynn [address]

Each party named above may change its address and that of its representative for notice by the giving of notice thereof in the manner hereinabove provided.

17.	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement in the State of Minnesota effective as of the day and year first above written.

PLATO Learning, Inc.
By: ____________________________
_______________________________	Name: __________________________
James T. Lynn	Title: __________________________

APPENDIX A

“Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on May 5, 2005, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 5, 2005 whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(v) the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

APPENDIX B

Cut-back to Safe Harbor Cap on Payments

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive, whether pursuant to the terms of this Agreement or otherwise (the “Payments”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive under this Agreement shall be reduced (reducing first the payments under Section 7(a) and (b), unless an alternative method of reduction is elected by Executive) to the maximum amounts will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Agreement (and no other Payments) shall be reduced, unless consented to by Executive.

(b) All determinations required to be made under this Appendix B shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

If the Accounting Firm determines that payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to that effect, and to the effect that Executive is not required to report any Excise Tax on Executive’s federal income tax return. If the Accounting Firm determines that no Excise Tax would otherwise be payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that Executive is not required to report any Excise Tax on Executive’s federal income tax return. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).

(b) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Appendix B (hereinafter referred to as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Appendix B. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to paragraph (a) of this Appendix B and the value of its stock options is subsequently redetermined by the Accounting Firm (as defined below) within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of paragraph (a) up to the Safe Harbor Cap.